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                                                                       EXHIBIT 6

December 17, 2002


Farmers New World Life Insurance Company
3003 - 77th Avenue, S.E.
Mercer Island, Washington  98040

Ladies and Gentlemen:

This opinion is furnished in connection with the registration by Farmers New World Life Insurance Company of a flexible premium variable life insurance policy (the "Policy") under the Securities Act of 1933, as amended. The prospectus included in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-100287) (the "Prospectus") describes the Policy. I have provided actuarial advice concerning certain aspects of the preparation of the Policy form described in Pre-Effective Amendment No. 1 and exhibits thereto.

It is my professional opinion that:

(1) The illustrations of death benefits and surrender values included in the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable for policyowners at the ages illustrated than for policyowners at other ages except to the extent that the relationship between premiums and benefits differs reasonably by issue age, attained age, sex and underwriting class.

(2) The information contained in the examples of surrender charges set forth in the Prospectus, based on the assumptions stated in the example, is consistent with the provisions of the Policy.

I hereby consent to the use of this opinion as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

Sincerely,



/s/ Joel D. Kuni
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Joel D. Kuni, FSA
Associate Actuary
Farmers New World Life Insurance Company